EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Number 333-73306 on Form S-8 dated November 14, 2001, the Registration Statement Number 333-100841 on Form S-8 dated October 30, 2002, the Registration Statement Number 333-129160 on Form S-8 dated October 20, 2005 and the Registration Statement Number 333-141620 on Form S-8 dated March 28, 2007 of our reports with respect to the consolidated financial statements and schedule of Mentor Corporation, and the effectiveness of internal control over financial reporting of Mentor Corporation, included in this Annual Report (Form 10-K) for the year ended March 31, 2008.

/s/ERNST & YOUNG LLP

Los Angeles, California
May 22, 2008